UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

Horizon Technology Finance Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

HORIZON TECHNOLOGY FINANCE CORPORATION
312 Farmington Avenue
Farmington, Connecticut 06032
(860) 676-8654

SUPPLEMENTAL DISCLOSURES TO

PROXY STATEMENT
For
2023 Annual Meeting of Stockholders
To Be Held on May 25, 2023

On April 6, 2023, Horizon Technology Finance Corporation (the “Company”) filed with the SEC a definitive proxy statement (the “Proxy Statement”). Below, the Company includes supplemental disclosures related to what constitutes a ‘1940 Act Majority’ under the Investment Company Act of 1940, as amended (the “1940 Act”).

Supplemental Disclosures.

The following disclosures supplement the disclosures contained in the Proxy Statement and should be read in conjunction with the disclosures contained in the Proxy Statement, which should be read in its entirety. To the extent that the information set forth herein differs from or updates information contained in the Proxy Statement, the information set forth herein shall supersede or supplement the information in the Proxy Statement. All page references are to pages in the Proxy Statement, and terms used below, unless otherwise defined in this report, have the meanings set forth in the Proxy Statement. For clarity, new text within the restated disclosure from the Proxy Statement is presented in bold text and deletions to the previous disclosure are presented in ~~strikethrough~~.

The following disclosure revises the disclosure in the Proxy Statement in the second paragraph under the heading “Proposal 2: To Approve the New Investment Management Agreement Between the Company and HTFM—Question: Why am I being asked to vote on the New Investment Management Agreement now?” and is supplemented as follows:

Section 2(a)(4) of the 1940 Act provides that the transfer of a controlling interest of an investment advisor, such as will be caused by the Transaction, constitutes an “assignment.” Section 15(a) of the 1940 Act provides that an investment management contract terminates on its “assignment.” Accordingly, in order to permit HTFM to continue to provide investment advisory services to the Company after the closing of the Transaction, a new investment management agreement must be approved by the Board of the Company, including a majority of the Board’s Independent Directors (as defined below), and the Company’s Stockholders by the affirmative vote of the lesser of (1) 67% or more of the shares of the Company’s stock present or represented by proxy and entitled to vote at the Meeting if the holders of more than 50% of the outstanding shares are present or represented by proxy and entitled to vote at the Meeting or (2) more than 50% of the Company’s outstanding shares of stock ~~of the Company’s stock present or represented by proxy and entitled to vote at the Meeting~~. The parties to the Purchase Agreement have requested that the Board approve the New Investment Management Agreement and that the Board seek Stockholder approval of the New Investment Management Agreement. A copy of the proposed form of the New Investment Management Agreement, as approved by the Board, is attached to this Proxy Statement as Exhibit A. All material terms of the New Investment Management Agreement are unchanged from the Current Investment Management Agreement.

The following disclosure revises the disclosure in the Proxy Statement in the second paragraph under the heading “Votes Required—Approval of New Investment Management Agreement” and is supplemented as follows:

A “1940 Act majority” is required to approve the New Investment Management Agreement. A “1940 Act majority” means the affirmative vote of the lesser of (1) 67% or more of the shares of the Company’s stock present or represented by proxy and entitled to vote at the Meeting if the holders of more than 50% of the outstanding shares are present or represented by proxy and entitled to vote at the Meeting or (2) more than 50% of the Company’s outstanding shares of stock ~~of the Company’s stock present or represented by proxy~~

~~and entitled to vote at the Meeting~~. Abstentions and broker non-votes, if any, will have the effect of a vote “AGAINST” Proposal 2.

Additional Information and Where to Find It

In connection with the approval of the New Investment Management Agreement, including seeking to obtain the Company’s stockholder approval in connection therewith, the Company has filed certain materials with the SEC, including, among other materials, the Proxy Statement. The Proxy Statement was first mailed to the Company’s stockholders on or around April 6, 2023. The Proxy Statement contains important information about the Company and the New Investment Management Agreement. This communication is not a substitute for the Proxy Statement to which it pertains or for any other document that the Company may file with the SEC and send to the Company’s stockholders in connection with the approval of the New Investment Management Agreement. This communication is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THE PROXY STATEMENT, AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN/WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE NEW INVESTMENT MANAGEMENT AGREEMENT. Stockholders are able to obtain the documents filed with the SEC free of charge on the SEC’s website at http://www.sec.gov, or on the Company’s website at http://www.horizontechfinance.com.

Participants in the Solicitation

Horizon Technology Finance Corporation, Horizon Technology Finance Management LLC, and Monroe Capital LLC may be deemed to be participants in the anticipated solicitation of proxies from the Company’s stockholders in connection with the approval of the New Investment Management Agreement. Information regarding Horizon Technology Finance Corporation’s directors and executive officers is available in its Proxy Statement for its 2023 annual meeting of stockholders filed with the SEC on April 6, 2023, and subsequent filings which the Company has made with the SEC. Information regarding Horizon Technology Finance Management LLC’s directors and officers is available on its Form ADV currently on file with the SEC. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, which may be different than those of the Company’s stockholders generally, is set forth in the Proxy Statement filed with the SEC on April 6, 2023, and in other relevant materials to be filed with the SEC. These documents may be obtained free of charge from the sources indicated above.